Exhibit 99.1

Sunwin International Reports Financial Results for the Fiscal Year of 2009

•	Record Sales of Stevioside reaching $14.5 Million, up from $12.9 Million in Fiscal 2008

•	Revenue of $22 Million with Net Income of $500,000;

•	Total Cash of $10.49 Million, up 54% From Fiscal 2008;

•	Total Assets of $43.62 Million, up 45% from Fiscal 2008;

•	Shareholder Equity of $38.51 Million, up 45% from Fiscal 2008;

QUFU, CHINA--July 30, 2009 -- Sunwin International Neutraceuticals, Inc. (OTC BB:SUWN.OB) one of the world's leading producers of all natural, zero calorie stevia, today announced the Company’s financial results for the fiscal year ended April 30, 2009.

Full Year Financial Results

Sales of stevioside reached a record $14.5 million for the full fiscal year of 2009, an increase of 12.4% over the $12.9 million recorded in fiscal 2008.  The global demand for stevioside continues to increase as regulatory authorities in the United States have approved the use of highly purified grades in the food and beverage industry.  The strong performance in Sunwin’s Stevioside Segment was more than offset by weakness in its Chinese and Veterinary Medicines Segment which was negatively impacted due to the global economic downturn, decreased breeding and farming production due to the swine flu pandemic and currency exchange rate fluctuations. As a result, for the full year of 2009 Sunwin International generated revenue of $22.21 million as compared to revenue of $22.93 million for the same period of 2008.

Cost of goods sold for the full fiscal year of 2009 increased slightly to $17.13, up approximately $280,000 as compared to fiscal 2008 resulting in gross margins decreasing to 23% as compared to 27% in fiscal 2008. The decrease in margins was largely attributable to lower production efficiency in its Chinese and Veterinary Medicine Segment due to soft demand.

For the fiscal year end April 30, 2009 net income was approximately $500,000 as compared to approximately $2,500 in fiscal 2008.  This increase is attributable to a 25% reduction of selling, general and administrative expenses.  This decrease in expenses was largely the result of a $788,277 decline in consulting expenses.

Balance Sheet Highlights

At April 30, 2009, total cash was $10.5 million, a 54% increase over total cash of $6.8 at April 30, 2008.  Total assets were $ 43.62 million, an increase of over 45% from the $30.10 million at April 30, 2008. This substantial increase in assets was attributable to several factors including the acquisition of Qufu Shengwang, the acquisition of Qufu Shengren, and a $3 million strategic investment from WILD Flavors. Substantially of the net proceeds from the WILD Flavors’ investment will be used to renovate existing Qufu Shengren’s facilities from pharmaceutical production to a high grade stevia extracts production line. This will support its stevia product development partnership with WILD Flavors. At April 30, 2009, shareholder equity was $38.5 million, a 45% increase over shareholder equity of $26.5 at April 30, 2008.

Commenting on the performance for 2009, Sunwin’s Chairman Laiwang Zhang stated, "Fiscal 2009 was both a challenging and exciting year as we experienced growth in our Stevioside Segment and severe challenges in our Chinese Veterinary Medicines Segment.  During 2009 we embarked on a plan to focus our efforts on building our Stevioside Segment.  Toward that end we made two acquisitions and entered into a partnership with WILD Flavors to position our company to capitalize on the growing worldwide demand for stevia and the vast opportunities in the United States food and beverage industry now that the use of stevioside has been approved by the FDA.  We enter fiscal 2010 with a strong balance sheet and a ramping capacity to produce the highest grades of stevioside.  We intend to aggressively pursue the opportunities in front of us both in the U.S. and throughout the world and continue to build on the momentum in our Stevioside Segment.”

Company Background:

Sunwin International Neutraceuticals, Inc. engages in the areas of essential traditional Chinese medicine, zero calorie natural sweeteners (stevia), and veterinary medicines and feeds prepared from 100 percent organic herbal ingredients. As an industry leader in agricultural processing, Sunwin has built an integrated global firm with the sourcing and production capabilities to meet the needs of consumers throughout the world. Sunwin also makes such value-added products as specialty veterinary food ingredients and specialty feed ingredients. For more info about Sunwin, please visit http://www.sunwininternational.com

Safe Harbor Statement

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Sunwin International Neutraceuticals, Inc., is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "believes" and "projects") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements.

We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the fiscal year ended April 30, 2009.

Contact:

     CONTACT:

     Company:

     Jeff Reynolds

     972-377-2339

     jreynolds@sunwinusa.com

Investors:

     Gary Liu

     954-363-7333 ext. 318

     ir@sunwininternational.com